EXHIBIT 99.1
JULY 23, 2024
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

First Guaranty Bancshares, Inc. Announces Key Developments and Second Quarter 2024 Financial Results

Hammond, Louisiana, July 23, 2024 – First Guaranty Bancshares, Inc. ("First Guaranty") (NASDAQ: FGBI), the holding company for First Guaranty Bank, announced its key developments and unaudited financial results for the second quarter and six months ending June 30, 2024.

Key developments are as follows:

•First Guaranty is initiating changes to its business strategy. The changes include slowing the trajectory of the bank’s asset growth, further increasing the capital position, and working with leaner staff while utilizing automation and technological advances. First Guaranty has reduced staff by 71 positions. This reduction represents approximately 15% of the bank’s workforce. Each of the affected employees will receive 60 days of pay, payment for their unused vacation time, their elected healthcare coverage through September 30, 2024, and will have the opportunity to apply for open positions within the bank. First Guaranty will continue its other noninterest expense reductions previously undertaken earlier in the year.

•First Guaranty anticipates that the change to the business strategy will generate a reduction in noninterest expense of approximately $12.0 million pre-tax on an annual basis which includes the reduction in staff. The cost savings are anticipated to impact the fourth quarter of 2024 by about $2.0 million pre-tax. It is anticipated that about $3.0 million in pre-tax savings will be realized per quarter for 2025.

•First Guaranty’s Board of Directors anticipates paying a quarterly cash dividend of $0.08 per share for the third and fourth quarters of 2024.

•As previously announced, on June 28, 2024, the Bank consummated a sale-leaseback transaction relating to two stand-alone branches and a portion of the headquarters building which also contains a branch (collectively, the “Properties”). The aggregate cash purchase price was $14.7 million. The sale-leaseback transaction resulted in a pre-tax gain of approximately $13.2 million, or $10.4 million after tax. Aggregate first full year of rent expense under the Lease Agreements will be approximately $1.3 million pre-tax, or $1.0 million after tax.

Financial Highlights for the second quarter and six months ended June 30, 2024, are as follows:

•Total assets increased $62.8 million and were $3.6 billion at June 30, 2024 and December 31, 2023. Total loans at June 30, 2024 were $2.8 billion, an increase of $84.6 million, or 3.1%, compared with December 31, 2023. Total deposits were $3.0 billion at June 30, 2024, an increase of $34.4 million, or 1.1%, compared with December 31, 2023. Retained earnings were $72.3 million at June 30, 2024, an increase of $4.3 million compared to $68.0 million at December 31, 2023. Shareholders' equity was $255.1 million and $249.6 million at June 30, 2024 and December 31, 2023, respectively.

•Net income for the second quarter of 2024 and 2023 was $7.2 million and $2.7 million, respectively, an increase of $4.5 million or 169.1%. Net income for the six months ended June 30, 2024 and 2023 was $9.5 million and $6.1 million, respectively, an increase of $3.4 million or 54.8%.

•Earnings per common share were $0.53 and $0.19 for the second quarter of 2024 and 2023, respectively, and $0.67 and $0.46 for the six months ended June 30, 2024 and 2023, respectively. Total weighted average shares outstanding were 12,504,717 and 10,913,029 for the second quarter of 2024 and 2023, respectively, and 12,497,313 and 10,815,454 for the six months ended June 30, 2024 and 2023, respectively. The change in shares was due to the issuance of 44,341 and 29,293 shares of common stock under the Equity Bonus Plan during the fourth quarter of 2023 and the first quarter of 2024, respectively, and the issuance of 1,714,287 shares of common stock under private placement in 2023.

•The allowance for credit losses was 1.07% of total loans at June 30, 2024 compared to 1.13% at December 31, 2023.

•Net interest income for the second quarter of 2024 was $21.2 million compared to $20.9 million for the same period in 2023. Net interest income for the six months ended June 30, 2024 was $43.2 million compared to $43.2 million for the six months ended June 30, 2023.

•The provision for credit losses for the second quarter of 2024 was $6.8 million compared to $0.5 million for the same period in 2023. The provision for credit losses for the six months ended June 30, 2024 was $9.1 million compared to $0.9 million for the six months ended June 30, 2023.

•First Guaranty had $1.0 million of other real estate owned as of June 30, 2024 compared to $1.3 million at December 31, 2023.

•The net interest margin for the three months ended June 30, 2024 was 2.48% which was a decrease of 26 basis points from the net interest margin of 2.74% for the same period in 2023. The net interest margin for the six months ended June 30, 2024 was 2.53% which was a decrease of 33 basis points from the net interest margin of 2.86% for the same period in 2023. First Guaranty attributed the decrease in the net interest margin to the increase in market interest rates that began in 2022 and continued through 2023 that increased the cost of liabilities. Loans as a percentage of average interest earning assets decreased to 81.1% at June 30, 2024 compared to 83.6% at June 30, 2023.

•Investment securities totaled $358.6 million at June 30, 2024, a decrease of $45.6 million when compared to $404.1 million at December 31, 2023. At June 30, 2024, available for sale securities, at fair value, totaled $37.4 million, a decrease of $46.1 million when compared to $83.5 million at December 31, 2023. The decrease in available for sale securities was primarily due to the maturity of low yielding Treasury securities of which the proceeds were subsequently reinvested in higher yielding loans and or cash equivalents. At June 30, 2024, held to maturity securities, at amortized cost and net of the allowance for credit losses totaled $321.2 million, an increase of $0.5 million when compared to $320.6 million at December 31, 2023. The allowance for credit losses for HTM securities was $0.1 million at June 30, 2024 and December 31, 2023.

•Total loans net of unearned income were $2.8 billion at June 30, 2024, a net increase of $84.6 million from December 31, 2023. Total loans net of unearned income are reduced by the allowance for credit losses which totaled $30.3 million at June 30, 2024 and $30.9 million at December 31, 2023, respectively.

•Nonaccrual loans increased $37.1 million to $62.3 million at June 30, 2024 compared to $25.2 million at December 31, 2023. The increase in total nonaccrual loans was concentrated primarily in one commercial real estate relationship that totaled $36.9 million. This relationship is comprised of five loans secured by real estate located in the Midwest. $13.9 million of this relationship was previously reported in 90 day plus but still accruing at December 31, 2023.

•At June 30, 2024, our largest non-performing assets were comprised of the following nonaccrual loans: (1) $36.9 million non-farm non-residential loan relationship comprised of five loans; (2) a $2.0 million loan relationship that is classified as purchased credit deteriorated; (3) a commercial lease loan that totaled $1.8 million; (4) a construction and land development loan that totaled $1.7 million; (5) a commercial lease loan that totaled $1.7 million; and (6) a $1.3 million one- to four-family loan relationship.

•First Guaranty charged off $8.8 million in loan balances during the second quarter of 2024. The details of the $8.8 million in charged-off loans were as follows:
1.First Guaranty charged off $0.5 million in consumer loans during the second quarter of 2024. The consumer loan charge offs included $0.1 million of loans secured by automobiles or equipment and $0.4 million in unsecured loans.
2.First Guaranty charged off $3.8 million on a loan relationship associated with a restaurant supply business located in Louisiana during the second quarter of 2024. This loan was secured by real estate, equipment, and inventory. This loan had a previous specific reserve of $2.5 million as of March 31, 2024. This loan had no remaining principal balance at June 30, 2024.
3.First Guaranty charged off a $1.8 million commercial and industrial loan that was originated under the Main Street Lending Program during the second quarter of 2024. The $1.8 million was the unguaranteed retained portion of the loan. This loan had a previous allocation in the reserve of $1.8 million at March 31, 2024. This loan had no remaining principal balance at June 30, 2024.
4.First Guaranty charged off $0.6 million on a real estate secured loan located in Louisiana during the second quarter of 2024. This was an acquired loan from the Union Bank acquisition and was secured by rental properties. This loan had a remaining principal balance of $0.4 million at June 30, 2024.
5.First Guaranty charged off $0.4 million on a commercial and industrial SBA loan relationship during the second quarter of 2024. This relationship had a remaining principal balance of $0.6 million at June 30, 2024.
6.First Guaranty charged off $0.3 million on a real estate secured SBA loan during the second quarter of 2024. This loan had a remaining principal balance of $0.9 million at June 30, 2024.
7.Smaller loans and overdrawn deposit accounts comprised the remaining $1.4 million of charge-offs for the second quarter of 2024.

•Return on average assets for the three months ended June 30, 2024 and 2023 was 0.81% and 0.34%, respectively. Return on average assets for the six months ended June 30, 2024 and 2023 was 0.54% and 0.39%, respectively. Return on average common equity for the three months ended June 30, 2024 and 2023 was 12.16% and 4.19%, respectively. Return on average common equity for the six months ended June 30, 2024 and 2023 was 7.66% and 4.99% respectively. Return on average assets is calculated by dividing annualized net income by average assets. Return on average common equity is calculated by dividing annualized net income by average common equity.

•Book value per common share was $17.76 as of June 30, 2024 compared to $17.36 as of December 31, 2023. The increase was due primarily to the recent issuance of new shares and changes in accumulated other comprehensive income ("AOCI"). AOCI is comprised of unrealized gains and losses on available for sale securities, including unrealized losses on available for sale securities at the time of transfer to held to maturity.

•First Guaranty's Board of Directors declared cash dividends of $0.16 per common share in the second quarter of 2024 and 2023. First Guaranty has paid 124 consecutive quarterly dividends as of June 30, 2024.

•First Guaranty paid preferred stock dividends of $1.2 million during the first six months of 2024 and 2023.

About First Guaranty
First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-five locations throughout Louisiana, Texas, Kentucky and West Virginia. First Guaranty’s common stock trades on the NASDAQ under the symbol FGBI. For more information, visit www.fgb.net.

Forward Looking Statements
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended with respect to the financial condition, liquidity, results of operations, and future performance of the business of First Guaranty Bancshares, Inc. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” We caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. These forward-looking statements are subject to a number of factors and uncertainties, including, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

No Offer or Solicitation

This release does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of First Guaranty. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents:
Cash and due from banks	$298,574	$286,114
Federal funds sold	392	341
Cash and cash equivalents	298,966	286,455

Investment securities:
Available for sale, at fair value	37,403	83,485
Held to maturity, at cost and net of allowance for credit losses of $80 (estimated fair value of $251,247 and $253,584 respectively)	321,164	320,638
Investment securities	358,567	404,123

Federal Home Loan Bank stock, at cost	12,204	13,390
Loans held for sale	—	—

Loans, net of unearned income	2,833,350	2,748,708
Less: allowance for credit losses	30,287	30,926
Net loans	2,803,063	2,717,782

Premises and equipment, net	69,439	69,792
Goodwill	12,900	12,900
Intangible assets, net	3,881	4,298
Other real estate, net	1,032	1,250
Accrued interest receivable	18,137	15,713
Other assets	37,382	27,069
Total Assets	$3,615,571	$3,552,772

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$407,607	$442,755
Interest-bearing demand	1,502,703	1,526,628
Savings	234,306	218,986
Time	898,835	820,725
Total deposits	3,043,451	3,009,094

Short-term advances from Federal Home Loan Bank	60,000	50,000
Short-term borrowings	—	10,000
Repurchase agreements	6,971	6,297
Accrued interest payable	12,991	11,807
Long-term advances from Federal Home Loan Bank	155,000	155,000
Senior long-term debt	17,156	39,099
Junior subordinated debentures	44,715	15,000
Other liabilities	20,143	6,844
Total Liabilities	3,360,427	3,303,141

Shareholders' Equity
Preferred stock, Series A - $1,000 par value - 100,000 shares authorized
Non-cumulative perpetual; 34,500 issued and outstanding	33,058	33,058
Common stock, $1 par value - 100,600,000 shares authorized; 12,504,717 and 12,475,424 shares issued and outstanding	12,505	12,475
Surplus	149,389	149,085
Retained earnings	72,317	67,972
Accumulated other comprehensive (loss) income	(12,125)	(12,959)
Total Shareholders' Equity	255,144	249,631
Total Liabilities and Shareholders' Equity	$3,615,571	$3,552,772
See Notes to Consolidated Financial Statements

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2024	2023	2024	2023
Interest Income:
Loans (including fees)	$47,552	$40,290	$94,470	$78,439
Deposits with other banks	3,626	1,071	7,102	1,822
Securities (including FHLB stock)	2,473	2,420	4,987	4,807
Total Interest Income	53,651	43,781	106,559	85,068

Interest Expense:
Demand deposits	17,059	15,036	34,035	28,085
Savings deposits	1,327	838	2,554	1,417
Time deposits	10,446	5,224	20,018	8,800
Borrowings	3,577	1,770	6,789	3,552
Total Interest Expense	32,409	22,868	63,396	41,854

Net Interest Income	21,242	20,913	43,163	43,214
Less: Provision for credit losses	6,805	548	9,109	862
Net Interest Income after Provision for Credit Losses	14,437	20,365	34,054	42,352

Noninterest Income:
Service charges, commissions and fees	795	818	1,528	1,603
ATM and debit card fees	804	828	1,568	1,653
Net gains on securities	—	—	—	—
Net gains on sale of loans	10	—	10	12
Net gains on sale of assets	13,207	7	13,213	18
Other	710	1,159	1,515	2,230
Total Noninterest Income	15,526	2,812	17,834	5,516

Total Business Revenue, Net of Provision for Credit Losses	29,963	23,177	51,888	47,868

Noninterest Expense:
Salaries and employee benefits	10,440	9,932	20,340	19,936
Occupancy and equipment expense	2,547	2,219	4,818	4,421
Other	7,622	7,584	14,385	15,544
Total Noninterest Expense	20,609	19,735	39,543	39,901

Income Before Income Taxes	9,354	3,442	12,345	7,967
Less: Provision for income taxes	2,153	766	2,834	1,823
Net Income	7,201	2,676	9,511	6,144
Less: Preferred stock dividends	582	582	1,164	1,164
Net Income Available to Common Shareholders	$6,619	$2,094	$8,347	$4,980

Per Common Share:
Earnings	$0.53	$0.19	$0.67	$0.46
Cash dividends paid	$0.16	$0.16	$0.32	$0.32

Weighted Average Common Shares Outstanding	12,504,717	10,913,029	12,497,313	10,815,454
See Notes to Consolidated Financial Statements

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED AVERAGE BALANCE SHEETS (unaudited)

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
(in thousands except for %)	Average Balance	Interest	Yield/Rate (5)	Average Balance	Interest	Yield/Rate (5)
Assets
Interest-earning assets:
Interest-earning deposits with banks	$271,113	$3,626	5.38%	$90,388	$1,071	4.75%
Securities (including FHLB stock)	370,926	2,473	2.68%	407,689	2,420	2.38%
Federal funds sold	627	—	—%	410	—	—%
Loans held for sale	—	—	—%	—	—	—%
Loans, net of unearned income (6)	2,807,234	47,552	6.81%	2,568,051	40,290	6.29%
Total interest-earning assets	3,449,900	$53,651	6.25%	3,066,538	$43,781	5.73%

Noninterest-earning assets:
Cash and due from banks	20,264			18,443
Premises and equipment, net	70,790			59,924
Other assets	30,854			28,958
Total Assets	$3,571,808			$3,173,863

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Demand deposits	$1,519,363	$17,059	4.52%	$1,458,353	$15,036	4.14%
Savings deposits	231,166	1,327	2.31%	214,055	838	1.57%
Time deposits	885,871	10,446	4.74%	631,605	5,224	3.32%
Borrowings	239,114	3,577	6.02%	122,969	1,770	5.77%
Total interest-bearing liabilities	2,875,514	$32,409	4.53%	2,426,982	$22,868	3.78%

Noninterest-bearing liabilities:
Demand deposits	420,957			496,209
Other	23,342			17,366
Total Liabilities	3,319,813			2,940,557

Shareholders' equity	251,995			233,306
Total Liabilities and Shareholders' Equity	$3,571,808			$3,173,863
Net interest income		$21,242			$20,913

Net interest rate spread (1)			1.72%			1.95%
Net interest-earning assets (2)	$574,386			$639,556
Net interest margin (3), (4)			2.48%			2.74%

Average interest-earning assets to interest-bearing liabilities			119.98%			126.35%
(1)Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)Net interest margin represents net interest income divided by average total interest-earning assets.
(4)The tax adjusted net interest margin was 2.47% and 2.74% for the above periods ended June 30, 2024 and 2023 respectively. A 21% tax rate was used to calculate the effect on securities income from tax exempt securities for the above periods ended June 30, 2024 and 2023 respectively.
(5)Annualized.
(6)Includes loan fees of $2.0 million and $1.4 million for the three months ended June 30, 2024 and 2023 respectively.

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED AVERAGE BALANCE SHEETS (unaudited)

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
(in thousands except for %)	Average Balance	Interest	Yield/Rate (5)	Average Balance	Interest	Yield/Rate (5)
Assets
Interest-earning assets:
Interest-earning deposits with banks	$266,547	$7,102	5.36%	$81,497	$1,822	4.51%
Securities (including FHLB stock)	381,570	4,987	2.63%	417,104	4,807	2.32%
Federal funds sold	478	—	—%	421	—	—%
Loans held for sale	—	—	—%	—	—	—%
Loans, net of unearned income (6)	2,784,384	94,470	6.82%	2,548,446	78,439	6.21%
Total interest-earning assets	3,432,979	$106,559	6.24%	3,047,468	$85,068	5.63%

Noninterest-earning assets:
Cash and due from banks	19,650			18,853
Premises and equipment, net	70,445			59,043
Other assets	29,345			27,854
Total Assets	$3,552,419			$3,153,218

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Demand deposits	$1,530,063	$34,035	4.47%	$1,473,147	$28,085	3.84%
Savings deposits	227,562	2,554	2.26%	209,190	1,417	1.37%
Time deposits	868,292	20,018	4.64%	596,575	8,800	2.97%
Borrowings	233,635	6,789	5.84%	121,892	3,552	5.88%
Total interest-bearing liabilities	2,859,552	$63,396	4.46%	2,400,804	$41,854	3.52%

Noninterest-bearing liabilities:
Demand deposits	420,437			503,216
Other	20,258			15,071
Total Liabilities	3,300,247			2,919,091

Shareholders' equity	252,172			234,127
Total Liabilities and Shareholders' Equity	$3,552,419			$3,153,218
Net interest income		$43,163			$43,214

Net interest rate spread (1)			1.78%			2.11%
Net interest-earning assets (2)	$573,427			$646,664
Net interest margin (3), (4)			2.53%			2.86%

Average interest-earning assets to interest-bearing liabilities			120.05%			126.94%
(1)Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)Net interest margin represents net interest income divided by average total interest-earning assets.
(4)The tax adjusted net interest margin was 2.53% and 2.86% for the above periods ended June 30, 2024 and 2023 respectively. A 21% tax rate was used to calculate the effect on securities income from tax exempt securities for the above periods ended June 30, 2024 and 2023 respectively.
(5)Annualized.
(6)Includes loan fees of $4.0 million and $2.8 million for the six months ended June 30, 2024 and 2023 respectively.

The following table summarizes the components of First Guaranty's loan portfolio as of June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023:

	June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023
(in thousands except for %)	Balance	As % of Category	Balance	As % of Category	Balance	As % of Category	Balance	As % of Category
Real Estate:
Construction & land development	$355,216	12.5%	$328,090	11.9%	$399,435	14.5%	$342,246	12.6%
Farmland	38,493	1.3%	37,534	1.3%	32,530	1.2%	31,361	1.1%
1- 4 Family	457,263	16.1%	456,659	16.5%	444,850	16.1%	419,045	15.5%
Multifamily	160,256	5.6%	165,148	6.0%	118,921	4.3%	121,206	4.5%
Non-farm non-residential	1,164,117	41.0%	1,133,516	41.1%	1,045,865	37.9%	1,052,750	38.9%
Total Real Estate	2,175,345	76.5%	2,120,947	76.8%	2,041,601	74.0%	1,966,608	72.6%
Non-Real Estate:
Agricultural	47,852	1.7%	43,422	1.6%	41,008	1.5%	47,949	1.8%
Commercial and industrial(1)	300,597	10.6%	293,292	10.6%	334,972	12.1%	354,836	13.1%
Commercial leases	269,428	9.5%	253,016	9.2%	285,415	10.4%	292,208	10.8%
Consumer and other	47,836	1.7%	49,458	1.8%	54,485	2.0%	46,068	1.7%
Total Non-Real Estate	665,713	23.5%	639,188	23.2%	715,880	26.0%	741,061	27.4%
Total loans before unearned income	2,841,058	100.0%	2,760,135	100.0%	2,757,481	100.0%	2,707,669	100.0%
Unearned income	(7,708)		(7,905)		(8,773)		(8,276)
Total loans net of unearned income	$2,833,350		$2,752,230		$2,748,708		$2,699,393

(1) Includes PPP loans fully guaranteed by the SBA of $2.3 million, $2.6 million, $2.8 million, and $3.1 million at June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023, respectively.

The table below sets forth the amounts and categories of our nonperforming assets at the dates indicated.

(in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Nonaccrual loans:
Real Estate:
Construction and land development	$2,314	$598	$530	$664
Farmland	666	903	836	874
1- 4 family	7,900	8,157	6,985	6,827
Multifamily	537	537	537	537
Non-farm non-residential	41,626	9,733	9,740	8,403
Total Real Estate	53,043	19,928	18,628	17,305
Non-Real Estate:
Agricultural	1,379	1,658	1,369	1,378
Commercial and industrial	4,084	4,691	1,581	2,827
Commercial leases	3,552	1,799	1,799	1,799
Consumer and other	267	530	1,810	2,246
Total Non-Real Estate	9,282	8,678	6,559	8,250
Total nonaccrual loans	62,325	28,606	25,187	25,555

Loans 90 days and greater delinquent & accruing:
Real Estate:
Construction and land development	—	—	—	182
Farmland	—	—	—	2,693
1- 4 family	77	—	124	593
Multifamily	—	—	—	—
Non-farm non-residential	122	14,600	14,711	956
Total Real Estate	199	14,600	14,835	4,424
Non-Real Estate:
Agricultural	—	58	57	61
Commercial and industrial	—	—	395	3,659
Commercial leases	—	—	—	—
Consumer and other	—	—	—	—
Total Non-Real Estate	—	58	452	3,720
Total loans 90 days and greater delinquent & accruing	199	14,658	15,287	8,144

Total non-performing loans	62,524	43,264	40,474	33,699

Real Estate Owned:
Real Estate Loans:
Construction and land development	201	282	251	251
Farmland	—	—	—	—
1- 4 family	141	312	309	194
Multifamily	—	—	—	—
Non-farm non-residential	690	690	690	690
Total Real Estate	1,032	1,284	1,250	1,135
Non-Real Estate Loans:
Agricultural	—	—	—	—
Commercial and industrial	—	—	—	—
Commercial leases	—	—	—	—
Consumer and other	—	—	—	—
Total Non-Real Estate	—	—	—	—
Total Real Estate Owned	1,032	1,284	1,250	1,135

Total non-performing assets	$63,556	$44,548	$41,724	$34,834

Non-performing assets to total loans	2.24%	1.62%	1.52%	1.29%
Non-performing assets to total assets	1.76%	1.25%	1.17%	1.02%
Non-performing loans to total loans	2.21%	1.57%	1.47%	1.25%
Nonaccrual loans to total loans	2.20%	1.04%	0.92%	0.95%
Allowance for credit losses to nonaccrual loans	48.60%	109.94%	122.79%	124.97%
Net loan charge-offs to average loans	0.76%	0.29%	0.17%	0.05%

The following table presents, for the periods indicated, the major categories of other noninterest expense:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Other noninterest expense:
Legal and professional fees	$1,504	$1,358	$2,477	$3,534
Data processing	406	531	783	1,062
ATM fees	394	426	813	823
Marketing and public relations	370	481	703	1,009
Taxes - sales, capital, and franchise	607	545	1,211	1,105
Operating supplies	105	202	206	440
Software expense and amortization	1,367	1,164	2,620	2,404
Travel and lodging	260	387	487	788
Telephone	137	84	242	169
Amortization of core deposit intangibles	174	174	348	348
Donations	108	256	183	426
Net costs from other real estate and repossessions	179	92	383	119
Regulatory assessment	989	946	1,922	1,436
Other	1,022	938	2,007	1,881
Total other noninterest expense	$7,622	$7,584	$14,385	$15,544

Non-GAAP Financial Measures

Our accounting and reporting policies conform to accounting principles generally accepted in the United States, or GAAP, and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional metrics. Tangible book value per share and the ratio of tangible equity to tangible assets are not financial measures recognized under GAAP and, therefore, are considered non-GAAP financial measures.

Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations with significant amounts of preferred equity and/or goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total shareholders' equity, total assets, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names.

The following table reconciles, as of the dates set forth below, shareholders' equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	At June 30,	At December 31,
(in thousands except for share data and %)	2024	2023	2022	2021	2020
Tangible Common Equity
Total shareholders' equity	$255,144	$249,631	$234,991	$223,889	$178,591
Adjustments:
Preferred	33,058	33,058	33,058	33,058	—
Goodwill	12,900	12,900	12,900	12,900	12,900
Acquisition intangibles	3,310	3,658	4,355	5,051	5,815
Other intangibles	100	100	—	—	—
Tangible common equity	$205,776	$199,915	$184,678	$172,880	$159,876
Common shares outstanding	12,504,717	12,475,424	10,716,796	10,716,796	10,716,796
Book value per common share	$17.76	$17.36	$18.84	$17.81	$16.66
Tangible book value per common share	$16.46	$16.03	$17.23	$16.13	$14.92
Tangible Assets
Total Assets	$3,615,571	$3,552,772	$3,151,347	$2,878,120	$2,473,078
Adjustments:
Goodwill	12,900	12,900	12,900	12,900	12,900
Acquisition intangibles	3,310	3,658	4,355	5,051	5,815
Other intangibles	100	100	—	—	—
Tangible Assets	$3,599,261	$3,536,114	$3,134,092	$2,860,169	$2,454,363
Tangible common equity to tangible assets	5.72%	5.65%	5.89%	6.04%	6.51%